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                                                                  EXHIBIT 10.4


                             CONSULTING AGREEMENT

This Consultant's Agreement ("Agreement") is entered into as of February 15, 2000, by and between Star West LLC, a Delaware Limited Liability Company, t/s/o Mark Eddinger ("Eddinger"), with its principal place of business being 18 Hobbs Road, N. Hampton, New Hampshire, 03862 ("Consultant") and Falcon Entertainment Corp., A Delaware Corporation, with its principal place of business being 71 Great Pasture Road, Redding, Connecticut, 06896 ("Client" or the "Company").

     1. General. The Consultant is retained by Client to provide advice and counsel to Client and its executive officers regarding various matters affecting the music and entertainment industries. Throughout the term of this Agreement, the Consultant shall devote a minimum of 100 hours per month performing the consulting services more particularly described on Exhibit "A" attached hereto.

     2. Term. The Term of this Agreement shall be conterminous with a certain employment agreement ("Employment Agreement") between the Client and Eddinger of even date. Should Eddinger choose to personally assume all of the responsibilities of Consultant as specified in Section 1 of this Agreement, and should Eddinger's gross annual base salary, exclusive of granted stock, meet or exceed Three Hundred Sixty Thousand Dollars ($360,000.00), then this Agreement shall terminate. Should Eddinger be terminated by the Company, with or without cause, pursuant to the Employment Agreement, then this Agreement shall also terminate immediately.

     3. Payment. Consultant shall be paid a consulting fee of Twenty Thousand Dollars ($20,000.00) per month on the fifteenth (15th) of each month, beginning February 15, 2000, for the Term.

     4. Incorporation by Reference: All provisions of Employment Agreement, which are not in conflict hereof, are hereby incorporated by reference and included in this Agreement as if fully set forth.


Consultant                             Client

Star West LLC                          Falcon Entertainment Corp.


By: /s/ MARK EDDINGER                  By: /s/ JAMES FALLACARO
    -------------------------              -------------------------
    Mark Eddinger                          James Fallacaro
    Title: President                       Title: President and CEO



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                                EXHIBIT "A"

                            CONSULTING SERVICES

     The following consulting services will be provided by Consultant to Client under the terms of this Agreement:

     1) Consultation on the implementation of structures and procedures for the Independent Music Channel, in the areas of programming, production, screening and editing of videos, conception and production of feature segments, commercial spots and Public Service Announcements (PSAs), and other related issues as requested by Client.

     2) Consultation on the implementation of structures and procedures for the IMNTV Intranet and Internet web sites, in the areas of web technologies, web site resources, alliances and co-branding, retail music and merchandising sales, and other related issues as requested by Client.

     3) Consultation on the implementation of structures and procedures for the subsidiary record label owned by Company, to the areas of administration, promotion, marketing, publicity, accounting, and any other related issues as requested by Client.

     4) Other consulting services related to the operations of the above mentioned subsidiaries of Company, as requested by the Chief Executive Officer or the Board of Directors of Company.